Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Announces Results for the Fiscal Second Quarter Ended October 31, 2016

PENNINGTON, N.J., Dec. 9, 2016 -- Ocean Power Technologies, Inc. (Nasdaq: OPTT) today announced financial results for its Fiscal 2017 second quarter ended October 31, 2016.

George H. Kirby, President and Chief Executive Officer of OPT, stated, "We continue to make measurable progress towards executing on our strategic business plan, and we are pleased with the developments throughout the second quarter and to date. Our accomplishments include successfully completing a pre-requisite stage gate review with MES and securing a new contract with the U.S. Department of Defense Office of Naval Research to conduct the design of a new mass-spring oscillating PowerBuoy for mission critical sensors. In October we completed a public offering of common stock with net proceeds of approximately $6.9 million. In early November we secured a joint marketing agreement with Sonalysts Inc., received court approval of the class action settlement, and received nearly $700,000 through New Jersey’s Technology Business Tax Certificate Transfer Program.”

Mr. Kirby continued, “We have continued our aggressive market outreach through direct discussions with potential partners and end-users in our target markets as an essential element of our product launch and commercialization strategy. We also had two PowerBuoys operating simultaneously off the coast of New Jersey through October 2016. We retrieved our pre-commercial buoy in October for updating to commercial status, while our commercial buoy was retrieved in early December, upon completing all intended testing and validation, to then be prepped and subsequently shipped to MES in Japan. We believe these achievements provide us with strong momentum going into our second half of the fiscal year."

Results for the Second Fiscal Quarter Ended October 31, 2016

For the three months ended October 31, 2016, OPT reported revenue of $0.2 million, as compared to revenue of $0.5 million for the three months ended October 31, 2015. The decrease in revenues over the prior year was primarily related to lower revenue from MES during the three months ended October 31, 2016 as compared to the three months ended October 31, 2015, which included revenue from our WavePort contract and billable work under our prior contracts with the U.S. Department of Energy.

The net loss for the three months ended October 31, 2016 was $1.0 million as compared to a net loss of $3.0 million for the three months ended October 31, 2015. The decrease in net loss is mainly attributable to lower selling, general, and administrative costs and the decline in the fair market value of the common stock warrants liability. These were partially offset by higher product development costs.

Results for the Six Months Ended October 31, 2016

For the six months ended October 31, 2016, OPT reported revenue of $0.4 million, as compared to revenue of $0.6 million for the six months ended October 31, 2015. The net loss for the six months ended October 31, 2016 was $4.8 million, as compared to a net loss of $7.2 million for the six months ended October 31, 2015. The decrease in net loss is due to lower product development costs and selling, general, and administrative costs as well as the decline in the fair market value of the common stock warrants liability.

Balance Sheet and Available Cash

As of October 31, 2016, total cash, cash equivalents, and marketable securities were $12.5 million, up from $6.8 million on April 30, 2016. As of October 31, 2016 and April 30, 2016, restricted cash was $0.3 million for each period. Net cash used in operating activities was $6.3 million during the six months ended October 31, 2016, which includes $0.7 million of costs related to the litigation settlement of $0.5 million and additional legal costs of $0.2 million, compared with $7.0 million for the six months ended October 31, 2015. Excluding these items, net cash used in operating activities was $5.6 million. During the quarter ended October 31, 2016, OPT completed a public offering of common stock wherein $6.9 million net proceeds were raised.

Conclusion

Mr. Kirby concluded, "We believe our combined ocean deployments, aggressive market outreach to key stakeholders in our target markets, and our utmost focus on achieving a reliable product with a clear value proposition have strongly contributed to advancing our commercialization efforts. We remain focused on progressing our commercialization strategy by building strategic partnerships to accelerate market access, expanding our product delivery and support capabilities, and advancing application demonstrations for early adopters.”

Conference Call Details

The Company will host a conference call and webcast to review financial and operating results. The call will be held on Tuesday, December 13, 2016, at 9:00 a.m. eastern time. Please call 1-844-473-0979 (toll free in the U.S.) or 574-990-1390 (for international callers) and enter pass code 27058843. Additionally, the call will be webcast live at the Company's website at www.oceanpowertechnologies.com. A telephonic replay will be available from 12:00 p.m. eastern time the day of the teleconference until December 20, 2016. To listen to the archived call, dial 1-855-859-2056 and enter pass code 27058843, or access the webcast replay via the Company website at www.oceanpowertechnologies.com, where a transcript will be posted once available.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT has developed and is seeking to commercialize its proprietary PowerBuoy® technology, which is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in designing cost-effective, and environmentally sound ocean wave based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact:

Matthew T. Shafer

Chief Financial Officer of OPT

Phone: 609-730-0400

Investor Relations Contact:

Andrew Barwicki

Barwicki Investor Relations Inc.

Phone: 516-662-9461

FINANCIAL TABLES FOLLOW

Additional information may be found in the Company's Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission ("SEC"). The Form 10-Q may be accessed at www.sec.gov or at the Company's website in the Investor Relations section.

OCEAN POWER TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	Oct 31, 2016	Apr 30, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,512,185	$6,729,814
Marketable securities	25,000	75,000
Restricted cash	305,690	299,543
Unbilled receivables	102,730	37,465
Litigation receivable	2,500,000	2,500,000
Other current assets	385,308	116,805
Total current assets	15,830,913	9,758,627
Property and equipment, net	220,180	273,049
Other noncurrent assets	320,599	319,450
Total assets	$16,371,692	$10,351,126
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$142,781	$372,700
Accrued expenses	2,881,505	2,674,841
Litigation payable	2,500,000	3,000,000
Unearned revenue	-	39,146
Warrant liabilities	548,382	-
Current portion of long-term debt and capital lease obligations	33,796	81,541
Total current liabilities	6,106,464	6,168,228
Long-term debt and capital lease obligations	41,167	54,567
Deferred credits payable non-current	600,000	600,000
Total liabilities	6,747,631	6,822,795
Commitments and contingencies
Ocean Power Technologies, Inc. Stockholders’ equity:
Common stock, $0.001 par value; authorized 50,000,000 shares, issued 6,321,040 and 2,352,100 shares, respectively	6,321	2,352
Treasury stock, at cost; 13,254 and 6,894 shares, respectively	(174,894)	(137,766)
Additional paid-in capital	192,632,350	181,670,121
Accumulated deficit	(182,676,542)	(177,884,011)
Accumulated other comprehensive loss	(163,174)	(122,365)
Total equity	9,624,061	3,528,331
Total liabilities and stockholders’ equity	$16,371,692	$10,351,126

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2016	2015	2016	2015
Revenues	$169,964	$494,412	$372,353	$600,078
Cost of revenues	125,146	494,412	252,431	600,078
Gross profit	44,818	-	119,922	-
Operating expenses:
Product development costs	1,307,734	1,177,656	2,944,106	3,660,444
Selling, general and administrative costs	1,723,737	1,821,993	3,242,296	3,728,938
Total operating expenses	3,031,471	2,999,649	6,186,402	7,389,382
Operating loss	(2,986,653)	(2,999,649)	(6,066,480)	(7,389,382)
Change in fair value of warrant liabilities	2,017,557	-	1,265,488	-
Interest income, net	2,232	3,712	2,046	8,835
Other (expense) income, net	-	(8,080)	-	242,927
Foreign exchange gain (loss)	1,780	(24,801)	6,415	(5,842)
Net loss	(965,084)	(3,028,818)	(4,792,531)	(7,143,462)
Less: Net (profit) loss attributable to the non-controlling interest in Ocean Power Technologies (Australasia) Pty Ltd.	-	2,057	-	(45,340)
Net loss attributable to Ocean Power Technologies, Inc.	$(965,084)	$(3,026,761)	$(4,792,531)	$(7,188,802)
Basic and diluted net loss per share	$(0.25)	$(1.71)	$(1.51)	$(4.08)
Weighted average shares used to compute basic and diluted net loss per share	3,891,512	1,773,978	3,180,501	1,762,805

OCEAN POWER TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended October 31,
	2016	2015

Cash flows from operating activities:
Net loss	$(4,792,531)	$(7,143,462)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (loss) gain	(6,415)	5,842
Depreciation and amortization	68,475	55,629
Compensation expense related to stock option grants & restricted stock	628,304	276,912
Change in fair value of warrant liabilities	(1,265,488)	-
Changes in operating assets and liabilities:
Accounts receivable	-	(1,357)
Unbilled receivables	(65,265)	34,862
Other current assets	(269,157)	(144,364)
Other noncurrent assets	(35,690)	51,718
Accounts payable	(231,572)	(92,077)
Accrued expenses	(275,053)	(28,408)
Unearned revenues	(39,146)	-
Net cash used in operating activities	(6,283,538)	(6,984,705)
Cash flows from investing activities:
Maturities of marketable securities	50,000	50,000
Restricted cash	(6,147)	50,829
Purchases of equipment	(11,500)	(11,130)
Net cash provided by investing activities	32,353	89,699
Cash flows from financing activities:
Proceeds from issuance of common stock and related warrants, net of costs	12,151,764	4,798
Repayment of debt	(63,401)	(50,000)
Acquisition of treasury stock	(37,128)	(1,724)
Net cash provided by (used in) financing activities	12,051,235	(46,926)
Effect of exchange rate changes on cash and cash equivalents	(17,679)	(54,480)
Net increase (decrease) in cash and cash equivalents	5,782,371	(6,996,412)
Cash and cash equivalents, beginning of period	6,729,814	17,335,734
Cash and cash equivalents, end of period	$12,512,185	$10,339,322